Contact:
Sara Buda
Lionbridge Technologies, Inc.
(781) 434-6190
sara.buda@lionbridge.com

LIONBRIDGE REPORTS RECORD Q1 REVENUE OF $117.0 MILLION AND STRONG CLIENT DEMAND;
GAAP EPS OF ($0.08) REFLECTS NEGATIVE CURRENCY IMPACT

Growing Business Pipeline and $9.1 Million Year-on-Year Increase in Cash
Indicates Positive Outlook for 2008

WALTHAM, Mass. – May 06, 2008 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced financial results for the quarter ended March 31, 2008. Financial highlights for the quarter include:

•	Revenue of $117.0 million, an increase of $8.4 million or 8% from the first quarter of 2007.

•	Revenue from the Company’s top 10 customers in Q1 increased 12% compared to the prior year. Lionbridge also secured several new client programs during the quarter including contracts with a European airline, a European railway and a global online marketplace for the manufacturing community.

•	Income before tax increased $922,000 from the fourth quarter of 2007, despite a sequential quarterly decline in the US Dollar of approximately 5% as compared to the Euro.

•	GAAP net loss was $4.4 million, or ($0.08) per share based on 56.1 million weighted average basic common shares outstanding. Net income decreased by $4.7 million from the first quarter of 2007, primarily due a year-on-year decline in the US Dollar of approximately 16% as compared to the Euro.

•	The Company’s ending cash balance was $26.0 million for the quarter, an increase of $9.1 million from the first quarter of 2007. During the quarter, the Company acquired 674,211 shares of its common stock which consumed cash of $2.3 million.

The Company provided its revenue outlook for the second quarter of 2008 with estimated revenue of $120.0 to $124.0 million. For the full year 2008 the Company expects the high end of its previously provided guidance of 6-10% year-on-year revenue growth.

“Despite the rapid decline of the US Dollar during the quarter, we increased operating income from the fourth quarter by $115,000 excluding restructuring. And, in constant currency, we estimate that we improved operating income by almost a million dollars from last quarter excluding restructuring, reflecting the benefits of our cost reduction actions. While currency benefited our top line in the quarter, real customer demand remains strong, our pipeline of business is growing and our hosted language technology continues to accelerate our business,” said Rory Cowan, CEO, Lionbridge. “As we begin the second quarter we are already experiencing a strong revenue ramp. With this growth, combined with the benefits of our cost reduction actions, and the economists’ forecasted strengthening of the US Dollar, we expect to accelerate revenue and increase profitability for the remainder of 2008.”

The Company will host a conference call today at 9:00 am ET regarding the content of this release. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/may6/ . A replay will be available at this location for one week.

Information about operating income in constant currency is calculated by translating current quarter’s results at prior quarter’s average exchange rates.

About Lionbridge
Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and offshoring services. Lionbridge combines global resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle — from development to globalization, testing and maintenance. Global organizations rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 50 solution centers in 25 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including expected revenue growth, financial performance and profitability of Lionbridge in the second quarter and the remainder of fiscal year 2008.  Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements.  Factors that might cause such a difference include the loss of a major client or customer; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to realize the expected benefits of its systems deployment initiatives and the timing of the realization of such benefits; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies; the portion of the Company’s service engagements that are subject to the impact of foreign currency fluctuations; degradation in the Company’s market value during the year such that it falls below the Company’s book value and results in a material impairment; Lionbridge’s ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; political, economic and business fluctuations; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition; Lionbridge’s ability to forecast revenue, profitability, technology adoption, customer demand and operating results; Lionbridge’s ability to attract and retain highly skilled resources to meet customer demands; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; Lionbridge’s ability to resolve taxation questions regarding acquired businesses; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; the Company’s dependence on clients’ product releases, production schedules and procurement strategies to generate revenues; the timing and speed of customer and user acceptance of Lionbridge’s language technology; the impact of competing language technology on the Company’s existing customer relationships and ability to secure new customers; customer delays or postponements of services; the failure of Freeway or Logoport to keep pace with technological changes or changing customer needs; Lionbridge’s ability to further develop and deploy Logoport; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; costs associated with restructuring of certain operations in Europe and other locations, the timing of any anticipated benefits and the ability to realize such benefits; changes in customer procurement strategies; risks associated with management of growth and Lionbridge being held liable for defects or errors in its service offerings. For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s most recent Annual Report on Form 10-K and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov).

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Revenue ........................................	$117,048	$108,616
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below) ........................................	80,875	72,218
Sales and marketing ........................................	8,817	7,951
General and administrative ........................................	23,175	20,582
Research and development ........................................	1,112	717
Depreciation and amortization............................................	1,139	1,294
Amortization of acquisition-related intangible assets ......................	2,113	2,114
Merger, restructuring and other charges ........................................	206	278

Total operating expenses ........................................	117,437	105,154

Income (loss) from operations ........................................	(389)	3,462
Interest expense:
Interest on outstanding debt ........................................	1,122	1,418
Amortization of deferred financing costs ........................................	44	46
Interest income ........................................	147	206
Other expense, net ........................................	2,411	491

Income (loss) before income taxes ........................................	(3,819)	1,713
Provision for income taxes ........................................	616	1,481

Net income (loss) ........................................	$(4,435)	$232

Net income (loss) per share of common stock:
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00
Weighted average number of common shares outstanding:
Basic	56,147	59,320
Diluted	56,147	60,791

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Amounts in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents ........................................	$26,034	$32,248
Accounts receivable, net of allowances of $689 at March 31, 2008 and December 31, 2007...................	77,538	83,611
Work in process ........................................	31,196	23,335
Other current assets ........................................	16,160	12,329

Total current assets ........................................	150,928	151,523
Property and equipment, net ........................................	15,860	13,449
Goodwill ........................................	131,213	131,213
Other intangible assets, net ........................................	26,328	28,441
Other assets ........................................	8,437	8,437

Total assets ........................................	$332,766	$333,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt .....................	$274	$304
Accounts payable.....................	19,209	20,217
Accrued compensation and benefits.....................	20,404	21,164
Other accrued expenses and current liabilities.....................	30,895	29,364
Deferred revenue ........................................	12,078	16,014

Total current liabilities ........................................	82,860	87,063
Long-term debt, less current portion ........................................	71,722	71,751
Deferred income taxes, long-term ........................................	7,620	7,504
Other long-term liabilities ........................................	11,831	10,591

Total stockholders’ equity ........................................	158,733	156,154

Total liabilities and stockholders’ equity ..................................	$332,766	$333,063

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Cash EPS
(UNAUDITED)

	Three Months Ended
	March 31,
	2008	2007
Net income (loss) ........................................	($4,435)	$232
Amortization of acquisition-related intangible assets ......................	2,113	2,114
Merger, restructuring and other charges ........................................	206	278
Stock-based compensation ........................................	1,603	1,737

Cash earnings ........................................	($513)	4,361
Fully diluted weighted average number of common shares outstanding	56,147	60,791
Adjusted EPS ........................................	($0.01)	$0.07